                             VOTING TRUST AGREEMENT
                                       AND
                                ESCROW AGREEMENT

To:      Stuart D. Perlman (the "Trustee" and "Escrowee")

         Trustee or any successor trustee, of the Voting Trust Agreement and the Escrowee or any successor escrowee of the Escrow Agreement are bring created by reason of the Settlement Agreement dated as of the ___ day of May, 1998 (the "Settlement") all of which is incorporated by reference herein and made a part hereof.

         By reason of the attached Settlement, the Koy Group has agreed to relinquish all voting rights, if any, among all other rights with respect to all the Shares subject to the Settlement and which are held in Escrow, except to receive dividends or to sell the shares listed on Exhibit A (as limited or restricted in the Settlement), attached to this Voting Trust Agreement (the "Shares"). All of the Shares are to be held by you and you are to notify VMTI's transfer agent and VMTI's corporate record keeper to indicate only your name and address with respect to the Shares.

         You, as trustee of this Voting Trust Agreement, are permitted, in your absolute discretion, to vote the Shares anyway you wish and the Koy Group, directly or indirectly, have no right to question or otherwise to review the vote or action, if any, you may or may not take. Any notification or other information which the Koy Group may receive regarding the Shares, shall be immediately sent to you or transmitted to you.

         You have this unlimited right to vote the Shares as long as this Voting Trust Agreement is in effect, which under the applicable law, shall be no longer than 10 years.

         This Escrow is subject to all of the terms of the Settlement and the Shares or any part thereof may be delivered or transferred only by reason of those terms.

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         All costs and expenses of the Trustee and Escrowee shall be paid for by the VMTI Group.

          In the event of any dispute, the Trustee and/or Escrowee may file any appropriate action, including but not limited to a declaratory judgment and/or interpleades and all costs and expenses, including but not limited to any fees you may charge, shall be payable by the VMTI Group.

         All of the parties to the Settlement agree to the exculpate the Trustee and Escrowee from all liability no matter how caused except for fraud or any improper conduct solely if determined and adjudicated by a court competent jurisdiction.

         The undersigned agree to waive any and all conflicts of interest, if any, and agree to the named Trustee and Escrowee.


                                     /s/ Kevin Koy
                                     ------------------------------
                                     Kevin Koy

                                     /s/ Maureen H. Koy
                                     ------------------------------
                                     Maureen H. Koy


                                     Chicago Mortgage and
                                     Financial Service, Inc. Profit Sharing
                                     Plan & Trust

                                     By: /s/ Trustee, Maureen H. Koy
                                     ------------------------------------
                                     Trustee

Approval and acceptance of the terms of this Agreement.

                                     SHC Corp. (f/k/a VictorMaxx
                                     Technologies, Inc.)

                                     By: /s/ Terrence Donati President
                                     ---------------------------------
                                     /s/ Terrence Donati
                                     ---------------------------------
                                     Terrence Donati

                                     /s/ Frank Contaldo
                                     ------------------------------
                                     Frank Contaldo